UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 24, 2009

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446
1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, MO 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

On July 24, 2009, Union Electric Company, doing business as AmerenUE (“UE”), will be filing a request with the Missouri Public Service Commission (“MoPSC”) seeking approval to increase its annual revenues for electric service by approximately $402 million.  Included in this increase is approximately $227 million of anticipated increases in normalized net fuel costs above the net fuel costs included in base rates previously authorized by the MoPSC in its January 2009 electric rate order which, absent initiation of this general rate proceeding, would have been reflected in rate adjustments implemented under UE’s existing fuel and purchased power cost recovery mechanism (“FAC”). The balance of the increase request is based primarily on investments made to continue system-wide reliability improvements for customers, increases in costs essential to generating and delivering electricity and higher financing costs. The electric rate increase request is based on an 11.5 percent return on equity, a capital structure composed of 47.4 percent equity, an aggregate rate base for UE of $6.0 billion, and a test year ended March 31, 2009, with certain pro-forma adjustments through the anticipated true-up date of February 28, 2010.

UE’s filing includes a request for interim rate relief which, if approved, would place into effect approximately $37.3 million of the requested increase on October 1, 2009, subject to refund with interest based on the final outcome of the rate proceeding. The amount of this interim increase request reflects the increased revenue requirement associated with rate base additions made by UE between October 2008 and May 2009.

As a part of its filing, UE also requested the MoPSC to approve the implementation of an environmental cost recovery mechanism and the continued use of the FAC that the MoPSC previously authorized in its January 2009 electric rate order.  The environmental cost recovery mechanism, if approved, would allow UE to periodically adjust electric rates outside of general rate proceedings to reflect changes in its prudently incurred costs to comply with federal, state or local environmental laws, regulations or rules above or below the amount set in base rates.  Rate adjustments pursuant to this cost recovery mechanism would not be permitted to exceed an annual amount equal to 2.5 percent of UE’s gross jurisdictional electric revenues and would be subject to prudency reviews of the MoPSC.  The FAC allows UE to periodically adjust electric rates outside of general rate proceedings to reflect 95 percent of changes in prudently incurred fuel (coal, coal transportation, natural gas for generation and nuclear) and purchased power costs, net of off-system revenues, including Midwest Independent Transmission System Operator, Inc. costs and revenues, above or below the amount set in base rates.

In addition, UE’s filing with the MoPSC seeks approval to revise the tariff under which it serves Noranda Aluminum, Inc. (“Noranda”), UE’s largest electric customer, to prospectively address the significant lost revenues UE can incur due to Noranda’s operational issues at its smelter plant in southeastern Missouri, like the revenue losses resulting from the January 2009 storm-related power outage. The tariff change that UE is proposing would permit it to collect from Noranda the revenue authorized by the MoPSC in this rate case regardless of the level at which the Noranda plant is operating at prospectively. If the plant is operating below the levels assumed in rates, Noranda would receive a credit reflecting any revenues received by UE from energy sales resulting from the decrease in actual energy sales to Noranda. The result would be that UE is able to recover its costs without impacting other customers regardless of Noranda’s actual energy use.

The MoPSC proceeding relating to the proposed electric service rate changes will take place over a period of up to 11 months and a decision by the MoPSC in such proceeding is required by the end of June 2010.  UE cannot predict the level of any electric service rate change the MoPSC may approve, when any rate change (interim or final) may go into effect, whether the environmental cost recovery mechanism and continuation of the FAC will be approved, or whether any rate increase that may eventually be approved will be sufficient for UE to recover its costs and earn a reasonable return on its investments when the increase goes into effect.  Attached as Exhibit 99.1 and incorporated herein by reference is the UE press release regarding its filing with the MoPSC.

ITEM 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number:                    Title:

99.1	Press release regarding electric service rate increase filing, issued on July 24, 2009 by UE.

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This combined Form 8-K is being filed separately by Ameren and UE.  Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf.  No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.  The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

/s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Financial Officer

UNION ELECTRIC COMPANY
(Registrant)

/s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Financial Officer

Date:  July 24, 2009

Exhibit Index

Exhibit Number:                    Title:

99.1	Press release regarding electric service rate increase filing, issued on July 24, 2009 by UE.